UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 1, 2005

IMAGE ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

California	0-11071	84-0685613
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

20525 Nordhoff Street, Suite 200, Chatsworth, California 91311

(Address of principal executive offices, including zip code)

(818) 407-9100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Effective April 1, 2005, Image Entertainment, Inc. has changed the compensation for its non-employee directors.  They will be compensated $2,000 for each meeting of the board of directors or a committee of the board where in-person attendance is expected, and $500 for each board or committee meeting where telephonic attendance is expected.  The company estimates it will have two in-person meetings and between ten and fifteen telephonic meetings each year, resulting in approximately $9,000 to $11,500 in compensation per non-employee director.  They will continue to be granted options to purchase up to 5,000 shares of common stock at the close-of-market price on or around the date of each annual meeting, which is typically held the second or third Friday in September.  In addition, the Chairman of the Audit Committee will receive an additional 5,000 stock options and $10,000 on or around April 1 of each year.  Employees of the company do not receive any additional compensation for serving on the board of directors.

Unless otherwise required by law, the Company disclaims any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGE ENTERTAINMENT, INC.

Dated: April 6, 2005	By:	/s/ JEFF M. FRAMER
		Name	Jeff M. Framer
		Title:	Chief Financial Officer